Table of Contents

Message from the President and CEO
How to use this Code of Conduct and Business Ethics
Ethics and Integrity in the Workplace
Health and Safety in the Workplace
Equal Opportunity and Non-Discrimination
Harassment-Free Environment
An Open Dialogue with Employees
Data Privacy
Conflict of Interest
Use of Company Resources
Communication with the Public
Ethics and Integrity as a Member of the Healthcare Community
Overview
Interacting with the Healthcare Community
Key Healthcare Laws
Summary of Key Healthcare Laws
The Federal Healthcare Anti-Kickback Statute
The Federal Civil False Claims Act
The Federal Food, Drug, and Cosmetic Act
The Civil Monetary Penalties Law
Federal Price Reporting Laws (including Medicaid Drug Rebate Statute, Public Health Services Act, and Veterans Health Care Act)
The Health Insurance Portability and Accountability Act of 1996
The Medicare Drug, Improvement, and Modernization Act of 2003
The Physician Payments Sunshine Act (part of the healthcare reform legislation in the Patient Protection and Affordable Care Act of 2010)
Promoting Products
Pricing and Price Reporting
Good Operating Practices
Drug Safety – Reporting Adverse Events, Product Complaints and other Safety Findings

Government Inspections and Requests
Scientific Exchange

Ethics and Integrity in Doing Business
Financial Records and Accounting
Insider Trading
Proprietary and Confidential Information
Fair Competition
Supply Chain
Gifts, Entertainment and Anti-Bribery
Ethics and Integrity as a Corporate Citizen
Charitable Activities and Corporate Philanthropy
Political Contributions
Supporting the Code of Conduct and Business Ethics– Speak Up
How to Speak Up
No Retaliation
Deploying the Code of Conduct and Business Ethics
Training and Awareness
Enforcement
How to Make the Right Decision

Message from Michael Ward, President and CEO

Colleagues,
Aeterna Zentaris Inc. (the “Company”) is committed to conducting business with the highest degree of ethics, integrity, and compliance with laws worldwide. In fact, we shall all strive to reasonably exceed the letter of the law to create the culture of a values-based company. I am proud to present an updated version of the AEterna Zentaris Inc. Code of Conduct and Business Ethics (“Code”), which reflects the Company’s commitment to integrity and a values-based culture.
It is essential that we remain committed to the highest standards of legal compliance and ethical business conduct. As such, the Code is designed to require that we act with unwavering integrity and the highest ethical standards.
The Company is committed to complying with all applicable laws and regulations governing our business and our pharmaceutical products. Aeterna Zentaris also follows the PhRMA Code on Interactions with Healthcare Professionals. Employees are expected to read, understand, and abide by all of these policies, the Code, and other relevant policies and procedures.
All of us has a critical role to play in the lawful and ethical conduct of our business. We want all colleagues to take the time to understand the principles behind the laws and regulations that underlie these important Company policies. These policies are so important to the Company that adherence to them will be considered in connection with all employee performance evaluations.
If you ever have questions about the operation of these policies, or have concerns about known or suspected violations of these policies, we expect you to raise them with your supervisor, Human Resources, or even anonymously via the Company’s Ethics and Compliance Hotline, as more fully-detailed in the Code.
We are all individually responsible for protecting the business and reputation of Aeterna Zentaris and following this Code in our daily conduct will serve as the cornerstone of a values-based culture.
Thank you for your continued contributions to the growing success of Aeterna Zentaris.
Sincerely,

Michael V. Ward
President and Chief Executive Officer & Managing Director (GmbH)

How to Use this Code of Conduct

This Code applies to every employee, contractor, officer and director of Aeterna Zentaris Inc. and its subsidiaries (“Company”). Third parties acting on behalf of the Company are also expected to act within the framework and tenor of this Code. Every employee, contractor, officer and director should become familiar with the contents of this Code of Conduct and act in accordance with its terms. This Code will also be applied in accordance with applicable local laws and regulations.
This Code only provides general guidance and is not an exhaustive document anticipating every situation encountered in our daily commercial activities. Rather, this Code highlights the guiding principles that form the basis of the Company’s conduct and its other policies.
The Company will provide appropriate training to ensure that all participants are familiar with the terms of this Code.
Employees are encouraged to ask questions when they need clarity and to speak up when they have ethical or compliance concerns.
This Code is intended to exceed requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 (and the related regulations adopted by the Securities and Exchange Commission) and applicable Marketplace Rules of The Nasdaq Stock Market, Inc.
This replaces and supersedes the Code of Ethical Conduct that was previously approved on March 10, 2009.

Ethics and Integrity in the Workplace

Health and Safety in the Workplace
High safety standards and the constant improvement thereof are an integral part of the Company’s ethics and commitment. The Company provides safe and healthy working conditions on its sites for both its employees and contractors. Each employee is expected to contribute to the safety of the workplace by being aware of the rules, policies and procedures and by reporting any unsafe condition.
Equal Opportunity and Non-Discrimination
All employees should respect one another and treat each other with respect, without regard to race, color, national or ethnic origin, ancestry, age, religion or religious creed, disability or handicap, sex or gender, sexual orientation, military or veteran status, genetic information, or any other characteristic protected under applicable federal, state or local law. Unlawful discrimination will not be tolerated.
Harassment-Free Environment
The Company strives to maintain a work environment in which people are treated with dignity, decency and respect. That environment should be characterized by mutual trust and the absence of intimidation, oppression and exploitation. Employees should be able to work and to learn in a safe and stimulating atmosphere. The accomplishment of this goal is essential to the Company’s mission.
An Open Dialogue with Employees
The Company is committed to maintaining trusting and constructive relations with its employees. This exchange is particularly important as the employees are the key players in the Company’s responsible performance. The Company encourages dialogue between employees and management to assist employees to identify actual or potential situations that might lead to a violation of this Code and to find solutions to prevent such situations.
Data Privacy
Personal data can only be collected to serve legitimate purposes and subject to applicable directives, rules and regulations.
Conflict of Interest
Employees shall exercise fair, objective and impartial judgment in all business dealings, placing the interest of the Company over any personal interest in matters relating to the Company’s business.
Employees must not use their positions to obtain direct or indirect personal benefits. To protect the Company and themselves against even the appearance of a conflict of interest, employees are encouraged to disclose to their managers any relationship they have with any other entity with which the Company does business or may potentially do business or with any actual or potential competitor of the Company. More generally, employees must avoid being involved in any transactions or activities that could be or give rise to a conflict.
Use of Company Resources
Employees are expected to dedicate their working time to the pursuit of the Company’s interests, protecting its assets and making reasonable use of its resources. The Company understands that its employees may make use of the Company’s resources from time-to-time to address minor personal matters that cannot be handled outside of normal work hours. Should personal use of the Company’s resources be authorized, that use must not be excessive, engaged in for personal gain or illegal purposes or otherwise abused.
Communication with the Public
Although the Company respects the private lives and social relations of its employees, any public reference to the Company or its employees, personally or through any social media, must be consistent with the terms of this Code of Conduct and our Disclosure Policy. This Code is not intended to preclude or dissuade discussions among employees about topics protected by law. For example, such public comments may not amount to harassment of another employee.

Ethics and Integrity as a Member of the Healthcare Industry

Overview
The Company is committed to complying with all applicable laws and regulations governing our business and our products. The Company also supports and subscribes to the PhRMA Code on Interactions with Healthcare Professionals. With these commitments in mind, Company employees are responsible for conducting business in conformance with these Healthcare Law Compliance Policies and the Company’s Code.
Interacting with Healthcare Community
Interactions with the healthcare community are subject to many laws that restrict the economic benefits given to members of the healthcare community. The term “healthcare community” generally means any person or entity in a role to purchase, prescribe, administer, recommend or arrange for the purchase sale or formulary placement of one of the Company’s products. This includes but is not limited to physicians, nurses, office practice managers, pharmacists, wholesalers and professional organizations. The Company complies with these requirements by ensuring that it does not improperly influence members of the healthcare community when they make decisions about the use of our products.
It is never permissible to promise or to provide anything of value for the purpose of encouraging or inducing any member of the healthcare community to purchase, prescribe, use or recommend our products. If it is necessary to compensate any member of the healthcare community for their services, the amount of compensation must be commensurate with the services provided and reflect fair market value. For example, the Company is required to report direct and indirect transfers of value, including payments, to any members of the healthcare community. To learn more about this reporting obligation, please review the Company’s U.S. Sales and Marketing Code of Conduct (Sunshine Act Policy).

Key Healthcare Laws
There are many government enforcement agencies and numerous healthcare laws that regulate the pharmaceutical industry. The Company expects all employees to have a basic understanding of the regulatory environment in which we operate. Brief descriptions of some of the key agencies and the laws they enforce are below.
Food and Drug Administration (FDA)
The FDA has wide-ranging authority to regulate drug approval, safety, clinical studies, and product labeling, as well as advertising and promotion for prescription drugs. It also has at its disposal a host of enforcement tools, including regulatory “Warning Letters,” product seizure, import and export restriction, and monetary fines.
Centers for Medicare and Medicaid Services (CMS)
The CMS administers the Medicare and Medicaid programs. Medicare is a federal program that provides healthcare coverage for the elderly, disabled, and persons with end-stage renal disease. Medicaid, which is jointly funded by the federal government and the states and is administered by the states, is a healthcare program for people with limited income and resources. Both Medicare and Medicaid reimburse for certain pharmaceutical products.
Other Government Agencies
There are other agencies of the federal government that investigate health- care fraud, such as the Department of Justice (DOJ), Department of Health and Human Services’ Office of Inspector General (OIG), Drug Enforcement Administration, Federal Bureau of Investigation (FBI), Department of Defense (DOD), and Department of Veterans Affairs (VA). In addition, almost every state has a Medicaid Fraud Control Unit and/or a state Medicaid Inspector General to investigate Medicaid issues, and the office of a state attorney general also to investigate any suspected violation of state law.
The key health regulatory laws that form the basis for the policies set forth in this Code are listed here and summarized below:
•    The Federal Healthcare Anti-Kickback Statute
•    The Federal Civil False Claims Act
•    The Federal Food, Drug, and Cosmetic Act
•    The Civil Monetary Penalties Law

•	Federal Price Reporting Laws (including Medicaid Drug Rebate Statute, Public Health Services Act, and Veterans Health Care Act)
•    The Health Insurance Portability and Accountability Act of 1996
•    The Medicare Drug, Improvement, and Modernization Act of 2003
•    The Physician Payments Sunshine Act (part of the healthcare reform legislation in the Patient Protection and Affordable Care Act of 2010)

Summary of Key Healthcare Laws

FEDERAL HEALTHCARE ANTI-KICKBACK STATUTE

Relevant Purpose

The Federal Anti-Kickback Statute generally prevents companies such as the Company from encouraging customers, directly or indirectly, to recommend, prescribe, or purchase the Company products based on a financial incentive or “kickback” rather than sound medical judgment.

Summary of the Law

As it applies to the Company, the Anti-Kickback Statute generally makes it illegal to directly or indirectly offer or pay any “remuneration” to any entity (including vendors, customers, and potential customers) to induce that entity to recommend, prescribe, or purchase Company products when those products are being paid for by the federal government. “Remuneration” can be anything of value, such as discounts, rebates, grants, vouchers, cash, gifts, services, coupons, lottery tickets, trips, or free products. The government may view remuneration as a kickback even if one among many other appropriate reasons you provided it was to encourage your customer to prescribe or order Company products.

Similarly, the Anti-Kickback Statute generally makes it illegal for the Company’s customers and vendors to accept any improper remuneration in exchange for prescribing or influencing prescribing of the Company products. Thus, there is a common interest between the Company and those individuals and entities with whom we do business to avoid an arrangement that might appear to be a “kickback.”

“Safe Harbors”

Not all discounts, grants, and gifts are illegal. The government has established “safe harbors” to protect certain conduct. If a manufacturer fully complies with a safe harbor, it will not be liable under the Anti-Kickback Statute. Four safe harbors are particularly significant to pharmaceutical manufacturers:

•    The Discount Safe Harbor protects certain price reductions, provided they are set in advance and properly disclosed and reported to the government

•    The Personal Services Safe Harbor allows a manufacturer to enter into contracts with healthcare professionals for services such as speaking engagements, consultancies, and advisory boards. It is important to note that this safe harbor requires that the services be “bona fide” and that any fees paid for such services represent the “fair market value” for such services

•    The Group Purchasing Organization (GPO) Safe Harbor protects certain administrative fees paid to GPOs

•    The Managed Care Safe Harbor protects certain discount arrangements with managed care organizations

The specifics of these safe harbors are extremely complex. For this reason, all arrangements and contracts for the sale of Company products, including any discounts or rebate arrangements, as well as all arrangements for paid services, must be approved by the CEO.

Penalties

It is a felony to violate the Anti-Kickback Statute. Violators may be fined substantial penalties for violations, and may also face probation (for organizations) or prison (for individuals). Additionally, violation of the Anti-Kickback Statute may result in exclusion from the federal healthcare programs such as Medicare and Medicaid. For the Company, exclusion could mean that our products would no longer be reimbursed by these important federal payors. Likewise, there are state-based anti-kickback statues under which the Company could face penalties for activities deemed to be kickbacks.

FEDERAL CIVIL FALSE CLAIMS ACT

Purpose

The government relies on certain information provided by pharmaceutical manufacturers in determining whether and what to pay for certain products and services under programs such as Medicare and Medicaid. The purpose of the Federal False Claims Act is to prevent the government from paying more than it should for a product or service because of false or inaccurate information.

Summary

It is illegal to make – or assist others in making – false statements or claims to the government. A claim is “false” if the person or company making the claim actually knows that it is false or acts in “deliberate ignorance” of, or with “reckless disregard” for, whether the statement or claim is actually true. Under the False Claims Act, individuals with knowledge of false claims, sometimes called “whistle-blowers,” may bring suit on behalf of the government in so-called qui tam actions.

Unintentional or honest mistakes are not generally illegal. However, too many “honest mistakes” may suggest that a person or company is not taking care with the information it provides to the government and which could be viewed as “reckless disregard” of the truth.

If government reimbursement (including but not limited to Medicare or Medicaid reimbursement) for Company products depends on information that the Company generates or reports, and the Company “knowingly” fails to generate or report such information completely and accurately, or even is negligent in doing so, the Company may be liable under the False Claims Act.

The following are some other examples of activities that the government may view as false claims:

•	Failing to include the value of discounts and rebates (including “off invoice” discounts) in certain prices reported to the government

•	Providing “false invoices” to customers to assist them in obtaining a larger government reimbursement than they deserve

•	Failing to correct the fact that a price provided to the government is clearly inaccurate

•	Making inadequate efforts to check the accuracy of the prices submitted to the government

•	Allowing employees with insufficient training and supervision to calculate prices reported to the government

•	Encouraging a customer to bill inappropriately for a Company product, or

•
Providing false product information or kickbacks (as described in more detail in other sections of these policies) to formulary committee members or prescribers in order to get Company products reimbursed by a federal healthcare program

Penalties

Financial penalties for violations of the False Claims Act can be substantial. Moreover, there are other similar state and federal laws that would criminalize certain false claims. Additionally, violation of the False Claims Act may result in exclusion from federal healthcare programs such as Medicare and Medicaid. For the Company, exclusion could mean that our products would no longer be reimbursed by these important federal payors.

FEDERAL FOOD, DRUG, AND COSMETIC ACT

Purpose

The ultimate purpose of the Federal Food, Drug, and Cosmetic Act (FDCA) is to protect consumer health. Under the FDCA, the Food and Drug Administration (FDA) regulates several areas of prescription drug development and marketing, including clinical studies, manufacturing, market approval, safety and efficacy, and advertising and promotion.

Summary

In order to ensure that any drugs placed on the market are safe and effective, the FDCA requires clinical investigation of a new drug for a particular use. Clinical studies must be designed and conducted in compliance with applicable industry standards and in such a way as to produce scientifically accurate data. The FDA may only approve a drug that has been shown to be safe and effective for the use investigated during its clinical trial(s). As such, the Company may not promote a drug that is currently under clinical investigation. There are limited exceptions to disseminate information concerning a drug before it has received marketing approval from the FDA. These exceptions must be approved in advance by an outside legal expert approved by the CEO.
Even after a company drug receives approval, the company must control how its drug is promoted. A manufacturer may only promote a drug for its approved use, even though prescribers may use their professional judgment in determining how to prescribe the drug. Promoting a drug for an unapproved use is known as “off-label promotion,” meaning that the manufacturer is promoting the drug for a use not indicated in the drug’s approved labeling.

A drug’s “labeling” includes all information contained on its label, packaging, and its full prescribing information (FPI) or package insert (PI), as well as any other materials distributed by the manufacturer about the drug, and oral statements about the drug’s intended use. Thus, all such materials and statements must contain only information related to the drug’s approved use(s) as set forth in the FPI. As previously mentioned, there are some narrow exceptions to the off-label promotion rule, which can be used only when approved by an outside legal expert approved by the CEO.

In addition to promoting a drug only for its approved use(s), a company must promote its drugs in a way that is truthful and not misleading and that gives a “fair and balanced” description of the drugs’ risks and benefits. This means that risk information must be presented with prominence and readability comparable to any safety or efficacy information. Fair balance must exist in our printed materials as well as any oral communications of a promotional nature.

The Prescription Drug Marketing Act (PDMA), part of the FDCA, regulates the distribution of prescription drugs. Under the PDMA, manufacturers must closely track the distribution of prescription drugs, including drug samples. Manufacturers are also prohibited from engaging in any sale of drug samples.

Penalties

Violations of the FDCA, including violations of the PDMA, may result in civil penalties, such as monetary fines or criminal sanctions, including imprisonment. In order to monitor a manufacturer’s development and marketing of its drugs, FDA uses a variety of enforcement mechanisms. Such mechanisms may include conducting on-site facility inspections to ensure compliance with Good Manufacturing Practice and Quality Systems regulations, issuing “Warning Letters” or “Untitled Letters” if any deficiencies or regulatory violations are found with respect to product manufacturing or promotion, seizing products or withdrawing products from the market, and debarring individuals or companies from drug manufacturing or other FDA-regulated activities.

FEDERAL PRICE REPORTING LAWS

Purpose

State and federal laws (including the Medicaid Drug Rebate Statute, Public Health Services Act, Veterans Health Care Act, and Medicare Modernization Act (MMA) require the Company to report drug prices on a regular basis as a condition of its drugs being covered by various government reimbursement programs (such as Medicaid).

Summary

There are complex rules governing the calculation of the pricing metrics that need to be reported to the government. Among other things, the following arrangements must, at a minimum, be considered by the Finance and the Commercial Organization of the Company when reporting prices to the government: discounts (regardless of how they are noted or characterized), rebates, any price concessions, fees, credits, settlements of accounts receivables, provision of free goods contingent upon a sale of Company products, reduced price services, or grants intended to lower the price of a drug.

Penalties

Reporting inaccurate pricing information can lead to various civil and criminal penalties under the relevant laws. For example, penalties may be available under the Federal Civil False Claims Act, discussed in greater detail above. Additionally, penalties may be imposed under the government price reporting statutes themselves, and such penalties may include monetary fines, as well as potential criminal liability. Finally, The Company’s products may be excluded from coverage under most federal and state healthcare programs for violation of these price reporting laws.

Discounts, rebates, and other requests to lower the ultimate price of a The Company product to a customer must be approved by the [Vice President and Chief Commercial Officer] with the concurrence of an outside legal expert approved by the CEO].

CIVIL MONETARY PENALTIES LAW

Purpose

The Civil Monetary Penalties Law provides the OIG with the authority to impose civil monetary penalties (CMPs) for various activities involving the federal healthcare programs. These penalties are in addition to those penalties that might be available under other federal statutes, such as those discussed previously.

Summary

The Civil Monetary Penalties Law provides for the imposition of CMPs against any person (including an organization or other entity) for various activities, including:

•	knowingly presenting, or causing to be presented, false or improper claims to a state or federal government employee or agent

•	violating the Federal Healthcare Anti-Kickback Statute

•	engaging in certain arrangements or contracts with entities or individuals who have been excluded from participation in federal healthcare programs, and

•	providing certain financial incentives or inducements to individual beneficiaries of federal healthcare programs

Penalties

CMPs are civil fines that can be imposed in addition to any civil or criminal liability under the other laws discussed in these policies.

HIPAA—PRIVACY OF MEDICAL INFORMATION

Purpose
The purpose of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) is to protect personal health information from disclosure to unauthorized persons.

Summary

HIPAA requires certain companies (known as Covered Entities) to take precautions when using or disclosing confidential health information under certain circumstances. “Covered Entities” may include physicians, pharmacies, health plans and others with whom we do business. With the possible exception of certain employee benefit plans, The Company is not a “Covered Entity.” However, it is important that all The Company employees recognize that our customers may be restricted from sharing certain health information with us, particularly if such information might identify any individual patients.

In many circumstances, Covered Entities must obtain permission before they can use or disclose protected health information. Even in situations where permission is unnecessary, companies must still follow certain rules in using or disclosing this confidential data. HIPAA also allows individuals to learn what information has been collected about them by Covered Entities and what will happen to that information.

In the context of adverse event reporting, HIPAA specifically permits disclosure of personally identifiable information that is relevant to the report.

HIPAA’s requirements are extremely complex. Any questions about The Company’s privacy policies and procedures should be directed to an outside legal expert approved by the CEO.

Penalties

HIPAA violations are criminal and are punishable by substantial monetary fines, as well as possible jail time (for an individual) and probation (for an organization).

Note: Laws relating to personal health and privacy may be more restrictive in other countries of the European Union

THE MEDICARE DRUG, IMPROVEMENT, AND MODERNIZATION ACT OF 2003

Purpose

The Medicare Drug, Improvement, and Modernization Act of 2003 (MMA) established a Medicare outpatient prescription drug benefit program, among other things.

Summary

The MMA created Medicare Part D as an outpatient prescription drug benefit administered by private entities. Part D drug benefits may be made available through entities offering stand-alone prescription drug benefit plans (known as “prescription drug plans” or PDPs), through managed care plans that offer a more comprehensive healthcare benefit (known as “Medicare Advantage Plans” or MA-PDs), and a variety of other arrangements. Discounts and rebates to PDPs and MA-PDs are not included in Medicaid Best Price calculations.

Penalties

Although most penalties that may be assessed under Part D do not apply to The Company, the federal money used for Part D drugs brings the program within the purview of the other laws discussed above.

Some activities that may generate scrutiny by the Centers for Medicare and Medicaid Services (CMS) include:

•    Failure to generate, report, or document Part D rebate or discount information completely and accurately
•    Kickbacks, inducements, and other illegal remuneration

•
Inappropriate relationships with formulary committee members, payments to pharmacy benefits managers (PBMs), and formulary placement payments in order to have manufacturer’s products included on a plan’s formulary

•	Inappropriate relationships with physicians, including “switching” arrangements, certain services payments, gratuities, and improper entertainment, and

•	Illegal off-label promotion

Additionally, it is important to keep as much separation as possible between discussions of Part D rebates and discounts and discussions of commercial rebates and discounts, as it would be inappropriate to “swap” between programs (e.g., offer higher discounts to Part D in order to win a company’s commercial business or vice versa).

THE PHYSICIAN PAYMENTS SUNSHINE ACT

Purpose

The Sunshine Act provisions of the Patient Protection and Affordable Care Act seek to provide increased transparency on interactions between physicians and teaching hospitals and the pharmaceutical, biologics, and medical device industries.

Summary

Manufacturers must report payments or other transfers of value to physicians and teaching hospitals annually. Reports must be filed by March 31st each year, reflecting all payments and transfers of value to physicians and teaching hospitals for the previous calendar year. The Secretary of Health and Human Services will make reported information publicly available in a searchable format by June 30th of each year. It is extremely important that Company employees (and certain contractors) responsible for making such payments or transfers of value accurately report such transfers.

The Finance Department will service as data stewards, aggregating data and reporting it, but the completeness and accuracy of data are the responsibility of the employees/contractors involved in the payments or transfers of value.

Penalties

Manufacturers that fail to report in a timely and accurate manner may be subject to significant civil monetary penalties.

Promoting Products
The way the Company promotes and markets its products is subject to regulation in every country in which it operates. To comply with the regulations, the Company carefully controls the form and content of all promotional materials. It is never permissible to use promotional materials other than those that have been approved by the Company. You may never create your own promotional materials or modify materials that have been approved. Be sure that your promotional discussions are complete, accurate and not misleading when you promote the Company’s products. Never promote an off-label use of the Company’s products. All products claims must be consistent with approved labeling and prescribing information. When discussing the Company’s products, always describe all safety information fully and accurately and never misrepresent or minimize it.
Pricing and Price Reporting
Accurate and timely pricing information assists not only the Company but government agencies, private payors, healthcare professionals, patients and other stakeholders. This type of information is also important to our commercial success and to meeting our legal and regulatory requirements. Therefore, all employees are expected to ensure that the government price calculations and reports that they produce are timely and accurate. All employees are expected to follow the Company’s procedures for obtaining approval for, documenting, and communicating lawful discounts, rebates and administrative fees.
Good Operating Practices
The Company adheres to sound scientific and quality principles and ensures that these principles are reflected in its operations. To uphold the principles, the Company complies with all applicable laws dealing with current Good Laboratory Practices (cGLP), Good Clinical Practices (cGCP), Good Manufacturing Practices (cGMP) and Good Distribution Practices (cGDP). The Company refers to these practices collectively as current Good Operating Practices (cGxP). The Company has adopted systems and internal controls for all cGxP areas or it has contracted with other entities to provide services that are compliant with cGxP.
All employees are expected to know the relevant compliance policies and procedures that apply to their respective cGxP responsibilities and to participate in training regarding the policies. It is never appropriate to take shortcuts in complying with any cGxP policy or procedure. Doing so could invalidate a batch of product and subject the Company to regulatory enforcement actions. All employees are expected to cooperate with all assessments and tests designed to ensure GxP compliance and to report to their respective managers any deviations from cGxP policies and procedures.
Drug Safety – Reporting Adverse Events, Product Complaints and other Safety Findings
The Company is committed to compliance with all laws and regulations that require it to collect and review information regarding adverse events, product complaints and other safety findings. If you become aware of any adverse event, product complaint or other safety finding experienced by a patient or a trial subject taking an approved or investigational product, you are required to notify the Company’s Chief Medical Officer within one business day.
Government Inspections and Requests
The Company’s facilities and activities are likely to be inspected by representatives of government agencies from time-to-time. The Company is committed to being cooperative with government representatives conducting such inspections. All employees are expected to provide a positive and cooperative environment for inspectors throughout the inspection and to respond to inquiries truthfully to the best of their abilities. It is never permissible to make false or misleading statements to any government representative. Doing so will result in severe disciplinary action. If an employee does not know the answer to a question posed by a government representative, the appropriate course of action is to say so and to tell the representative that the answer will be obtained promptly.
Scientific Exchange
“Scientific Exchange” refers to the bona fide exchange of medical and scientific information in a non-promotional manner or context. It also refers to a response to an unsolicited question or request for information from a healthcare professional or institution. As such, scientific exchange is an important part of the Company’s business. Employees involved in scientific exchange are required to use information that is truthful and not misleading and that is non-promotional in its nature and intent.

Ethics and Integrity in Doing Business

Financial Records and Accounting
The Company accurately informs its shareholders of all actions, events or decisions reasonably likely to have a significant effect on their investment decisions. The Company’s books and records must always reflect actual financial information consistent with International Financial Reporting Standards. Employees must ensure that the records are accurate and properly retained in accordance with applicable laws and regulations.
Insider Trading
The Company has a policy governing insider trading. The policy is called the “Insider Trading Compliance Policy.” All employees have been provided a copy of this policy and all employees are expected to comply with it. In general, the Insider Trading Compliance Policy provides, among other things, that employees who have access to inside information shall not buy or sell any securities based on that information or communicate it to someone else who then trades in those securities. This concerns securities of the Company and of third parties. Inside information means information that has not yet been made public and that if it were made public would likely have a significant impact on the trading price of the securities.
Proprietary and Confidential Information
Each employee and contractor of the Company shall execute a “Confidentiality and Proprietary Rights Agreement.” In general, this agreement imposes restrictions on the disclosure of the Company’s and other third parties confidential and proprietary information both within and outside the Company. Employees must take precautions to safeguard the Company’s proprietary information from disclosure to competitors and other unauthorized third parties. In addition to safeguarding the Company’s confidential information, employees must also take care to protect the confidential information of third parties (for example customers and suppliers) that comes into their possession.
Fair Competition
The Company wants to succeed ethically and with the highest integrity. The Company values fair and open competition and must comply with all competition and antitrust laws. The Company does not enter business arrangements that distort, eliminate or discourage competition or that provide improper competitive advantages. The Company strives to succeed fairly and honorably.
Supply Chain
The Company expects its vendors, suppliers and customers to obey all laws and regulations governing their activities, both within their own worksites and the Company’s. They are also contractually encouraged to adhere to the spirit of this Code of Conduct in their operations.
The Company applies a structured, fair and ethical process to select and to evaluate its suppliers to build a mutually beneficial relationship with them. Our suppliers are selected based on objective criteria such as quality, reliability, competitive pricing and commitments to ethical behavior.
Gifts, Bribes and Kickbacks
Other than gifts of nominal value given or received in the normal course of business (e.g., business lunches), neither you, nor your relatives, may give gifts to, or receive gifts from, patients, customers or suppliers. Other gifts may be given or accepted with prior approval of the CEO.
A kickback or bribe is the offering of an item to a person with the intent to obtain favorable treatment. Any employee who pays or receives a bribe or kickback will be immediately terminated and reported, as warranted, to the appropriate authorities.

Ethics and Integrity as a Corporate Citizen

Political Contributions
The Company does not take part in political activities nor does it make corporate donations to political parties or to candidates. The Company respects the freedom of its employees to make their own political decisions. Any personal participation or involvement by an employee in the political process must be on an individual basis, on the employee’s own time and at the employee’s personal expense.

Supporting the Code of Conduct – Speak Up

How to Speak Up
The first and best place for employees to Speak Up is with their individual manager. In fact, part of the manager’s job is to listen to employees, understand their questions and concerns and to act on them appropriately. In addition, employees may seek help from any manager or supervisor. Aeterna Zentaris Inc. has selected EthicsPoint, an independent third-party vendor, to provide a confidential and anonymous communication channel for reporting concerns about possible violations of this Code as well as financial and/or accounting irregularities or fraud. As an alternative, employees may wish to use the EthicsPoint to report matters that concern them. All information needed to report a case using EthicsPoint could be found on the Company’s website at http://ir.aezsinc.com/corporate-governance.
The first and best place for employees to Speak Up is with their individual manager. In fact, part of the manager’s job is to listen to employees, understand their questions and concerns and to act on them appropriately. In addition, employees may seek help from any manager or supervisor. Aeterna Zentaris Inc. has selected EthicsPoint, an independent third-party vendor, to provide a confidential and anonymous communication channel for reporting concerns about possible violations of this Code as well as financial and/or accounting irregularities or fraud. As an alternative, employees may wish to use the EthicsPoint to report matters that concern them. All information needed to report a case using EthicsPoint could be found on the Company’s website at http://ir.aezsinc.com/corporate-governance.
Aeterna Zentaris Inc., through an independent third-party supplier, provides a confidential and anonymous communication channel for reporting concerns about possible violations to the Code as well as financial and/or accounting irregularities or fraud. Internet Interface is available in French and English and EthicsPoint call center manages more than 100 languages.
All inquiries will be handled promptly and discreetly. In order to make the process of inquiry handling easier, we encourage you to identify yourself. However, you have the right to remain anonymous, and confidentiality will be maintained insofar as is possible. Aeterna Zentaris Inc. employees will not be penalized, dismissed, demoted or suspended and no retaliatory action will be taken against them for reporting or not, inquiring in good faith about potential breaches of the Code, or for seeking guidance on how to handle suspected breaches.

To make a report

You may use either of the following two methods:

1. Call 1-866-384-4277 (within Canada or United States)
Call 0800-1016582 (Germany)

2. Click here and go to www.ethicspoint.com

The Company prefers that human resources issues be handled at the local level. Employees are encouraged to speak with someone in their local management or Human Resources staff, if possible, to try to resolve their issues before filing a report. If the issue has not been addressed after a reasonable amount of time, employees are encouraged to make a report. No matter how concerns are reported – whether anonymously or by name, in person or through EthicsPoint – employees can be assured confidentiality will be maintained to every extent possible. Limited disclosures will be made only to facilitate investigation or where required by law. All reports will be investigated and all investigations will be conducted in a manner that reflects the Company’s values, its respect for the rights of all parties involved and applicable law.
No Retaliation
In no event shall an employee who makes a report be subject to retaliation. Any person, regardless of position, who engages in retaliatory behavior will be subject to disciplinary action. If reports are made in good faith, no action will be taken against an employee raising a concern that eventually proves to be inaccurate. However, abusive accusations will not be tolerated.
The Company expects every employee to support this Code and encourages every employee to Speak Up for what is right when there is something wrong.

Annual Certification of the Code of Conduct

Training and Awareness
To ensure understanding and compliance, all employees will receive a copy of this Code on an annual basis to certify their acceptance and understanding of the Code and its requirements. The Company will provide updates and training for new laws and regulations as well. Employees should review their behavior considering this Code and determine whether changes are required. At the same time, all managers and supervisors should actively communicate about this Code, monitor compliance and act as positive role models.
Enforcement
Violations of the Code will not be tolerated. Employees are encouraged to speak up when behavior inconsistent with the Code is observed and managers are expected to deal with such reports and, if necessary, to refer them to the appropriate member of management and/or compliance officer. Violations can lead to disciplinary action, up to and including termination of employment, consistent with applicable laws and regulations.

How to Make the Right Decision

Questions that can help you to make the right decision:

•	Could my behavior harm the Company’s reputation?

•	How would my action look as a headline in tomorrow’s newspaper?

•	How would my family or friends view my decision?

•	Would I be comfortable if someone treated me the same way?

•	Am I asking the right people for input?

Employee Acknowledgement of Review

I have received a copy, read, understand, and agree to abide by Æterna Zentaris’ Code of Conduct and Business Ethics.

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Employee Signature      Date

Employee Name (printed)

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